Exhibit 10.23

                Certification of Foreign Language Document


Attached hereto is a fair and accurate English translation of the following document which in its original form appears in the Japanese language:


     Term Loan Agreement made as of the 9th day of December 1993 by and between Beckman Instruments (Japan) Ltd., a corporation organized and existing under the laws of Japan and The Dai-Ichi Kangyo Bank Limited, a Japanese bank.

I certify under penalty of perjury that the foregoing is true and correct.



KENJI YAMAMURO
Kenji Yamamuro
Controller
Beckman Instruments (Japan) Ltd.


December 21, 1993
(Date)


     [THIS IS AN ENGLISH TRANSLATION.  THE OFFICIAL TEXT WILL
     BE EXECUTED IN THE JAPANESE LANGUAGE, AND SHALL GOVERN IN
     THE EVENT OF CONFLICT.]


                            TERM LOAN AGREEMENT

This Term Loan Agreement made as of December 9, 1993, by and between Beckman Instruments (Japan) Limited, a corporation organized and existing under the laws of Japan with its principal office at 6, Sanbancho, Chiyoda-ku, Tokyo 102, Japan ("BIJ") and The Dai-Ichi Kangyo Bank Limited, a corporation organized and existing under the laws of Japan with its principal office at 1-5, 1-chome, Uchisaiwaicho, Chiyoda-ku, Tokyo 100, Japan ("DKB") is entered to memorialize the complete understanding of the parties concerning the December 9, 1993, Five Hundred Million Yen ("Amount") loan to BIJ by DKB ("Loan").

Article 1 Borrowing Clause

Based upon the terms and conditions set forth in the following Articles, BIJ has borrowed and DKB has loaned the Amount, subject further to the terms and conditions set forth in the Agreement on Bank Transactions dated July 30, 1977 ("ABT") separately executed by the parties.

1. Amount: The Loan shall be drawn on December 9, 1993, in one lump sum of Yen 500,000,000 (Five hundred million yen).

2.   Purpose:  The purpose of the Loan is for working capital.

3.   Maturity Date:  The Maturity Date shall be December 9, 1998.

4. Repayment: The principal of the Loan shall be repaid on the Maturity Date unless earlier prepaid as set forth in this Agreement.

5. Interest Rate: The Interest Rate shall be 3.7%. (Three and seven-tenths percent) per annum. Interest shall be calculated on the basis of a year of three hundred sixty-five (365) days.

6. Interest Payment Dates: The "Interest Payment Dates" shall mean each March 9, June 9, September 9 and December 9 occurring on or prior to the Maturity Date, and commencing on March 9, 1994. The last Interest Payment Date shall be the
     Maturity Date.

7. Manner of Interest Payment: Interest shall be payable with respect to outstanding principal of the Loan in arrears on each Interest Payment Date. On the initial Interest Payment Date, interest shall apply to the period from and including the date of advance to and including the first Interest Payment Date. On subsequent Interest Payment Dates, interest shall apply to the period measured from and including the day following the preceding Interest Payment Date to and including the then current Interest Payment Date or, in the case of the final payment, the Maturity Date.

8. Settlement Account of Principal and Interest: Principal and interest shall be withdrawn, without BIJ issuing a check or similar item, by DKB from the BIJ Current Account (#0129968) with the DKB Hibiya Branch.

9. Default Interest: In the event that BIJ fails to pay any of its obligations hereunder when due, BIJ shall pay default interest which shall be 14% per annum (based on a year of 365 days).

Article 2 Prepayment

1. Prior to the specified Maturity Date, BIJ may not prepay the Loan, whether in whole or part.

2. In case of a prepayment arising as a result of BIJ default pursuant to Article 7, if the Interest Rate is higher than the prime rate on "DKB's Fixed Interest Long Term Loan" (the "FILT Prime Rate") on the Prepayment Date, BIJ shall pay a prepayment commission. The prepayment commission shall equal the difference between the interest that would have accrued at the Interest Rate and the interest that would accrue over the remaining term of the Loan if the FILT Prime Rate applied to the Loan. The remaining term shall be considered to commence from and including the day following the Prepayment Date to and including the Maturity Date.

Article 3 Assignment

1. DKB may assign to other financial institutions any or all of BIJ's payment obligations without any notice. In that event:

     1. DKB shall continue to demand payment from BIJ and confirms and shall confirm that the Loan shall remain subject to the terms and conditions of this Agreement exclusively;

     2. BIJ confirms and upon request shall confirm that the Loan shall remain subject to the terms and conditions of this Agreement exclusively;

     3. BIJ shall continue to pay obligations hereunder to DKB as provided in Article 1 of this Agreement, and DKB shall transfer the receipts to such assignee(s) in proportion to the amount of the Loan assigned or otherwise as DKB may have agreed with the assignee.

     4. BIJ confirms that as long as DKB has been authorized by such assignee(s) with respect to the assigned loan, DKB may act as agent of such assignee(s) regarding the collection and management thereof.

2. The assigned Loan shall remain subject to the terms and conditions of this Agreement.

Article 4 Financial Report

Within On Hundred Twenty (120) days following the end of its fiscal year, BIJ shall furnish DKB a copy of its annual financial report.

Article 5 Costs

If it should become necessary for DKB to take legal action to collect funds and to enforce its rights to receive any payment which is due, or becomes due as a result of a default by BIJ as set forth in Article 7, DKB's reasonable costs and expenses, including fees of outside counsel, actually paid to unrelated third parties shall be borne by BIJ, but only if such costs and expenses directly arise from and are incurred in connection with such action for collection and enforcement of rights.

Article 6 Closing and Post-closing Documents

1. No later than December 20, 1993, a signed original guaranty in the form attached shall be provided to DKB by Beckman Instruments, Inc. For purposes of funding on schedule, DKB has accepted a facsimile copy of the guaranty delivered under the representation that the original is being sent by courier.

2. No later than December 24, 1993, BIJ shall provide DKB with a copy of its Board of Directors' resolution authorizing BIJ to enter this Agreement.

Article 7 Immediate Payment

1. If any of the following events shall apply to BIJ, any and all of BIJ's obligations under this Agreement immediately shall become due and payable, even in the absence of notice or demand from DKB, and BIJ shall pay such obligations forthwith:

     1. If BIJ suspends payment of its debts or if an application or petition is submitted for bankruptcy, commencement of composition of creditors, commencement of corporate reorganization proceedings, commencement of company arrangement or commencement of special liquidation.

     2. If the Clearing House suspends the transactions of BIJ with banks and similar companies.

     3. If an order or notice is issued for provisional attachment, provisional attachment for the purpose of assuring collection or attachment with respect to any of BIJ's deposits or other credits with DKB.

     4. If the whereabouts of BIJ become unknown to DKB due to BIJ's failure to notify DKB of a change in address or any other causes attributable to BIJ.

2. If any of the following events shall apply to any guarantor of BIJ's payment obligations under this Agreement, any and all of BIJ's obligations under this Agreement immediately shall become due and payable, even in the absence of notice or demand from DKB, and BIJ shall pay such obligations forthwith:

     1. If the guarantor suspends payment of its debts or if an application or petition is submitted for bankruptcy, commencement of composition of creditors, commencement of corporate reorganization proceedings, commencement of company arrangement or commencement of special liquidation.

     2. If the whereabouts of guarantor become unknown to DKB due to failure to notify DKB of a change in address or any other causes attributable to BIJ or the guarantor.

3. If any of the following events should occur, upon DKB's demand any and all of BIJ's payment obligations under this Agreement immediately shall become due and payable, and BIJ shall pay such obligations forthwith:

     1. If BIJ fails to pay any amount payable under this Agreement when due and fails to cure this defective performance by the end of the second complete business day following receipt of demand from DKB.

     2. If BIJ should violate any other provision of this Agreement and fail to remedy such defective performance within thirty (30) days following receipt of demand from DKB.

     3.   If the ultimate parent of BIJ ceases to be Beckman
          Instruments, Inc.

     4. If the guarantee issued effective December 9, 1993, by Beckman Instruments, Inc., is terminated, is modified without prior acceptance of the modification by DKB, is avoided or otherwise rendered void or unenforceable, or is not extended directly, or indirectly by action which has the same effect as an extension, to match any extension of this Agreement or of the opportunity for BIJ to perform its obligations under this Agreement.

Article 8 Non-Business Days

In case the due date of payment of any obligation hereunder falls on a Sunday or any other holiday, the due date shall be the immediately preceding business day.

Article 9 Notices

All legal notices and demands in connection with this Agreement or the Loan shall be set forth in writing and shall be delivered to the other party at the following addresses by personal delivery, prepaid certified mail or by certified delivery courier as follows:

If to BIJ:     Beckman Instruments (Japan) Ltd.
               6, Sanbancho, Chiyoda-ku, Tokyo 102
               JAPAN
               Attention:     Kenji Yamamuro
                              Director, Finance & Administration
                              Phone:  (813) 3221-5911
                              Fax: (813) 3221-5912

     WITH A COPY TO:

               Beckman Instruments, Inc.
               2500 Harbor Boulevard
               Fullerton, California
               USA  92634
               Attention:     Vice President, General Counsel &
                              Secretary
                              Phone:  (714) 773 6904
                              Fax:  (714) 773 7936

If to DKB:     The Dai-Ichi Kangyo Bank, Ltd.
               Hibiya Branch
               1-1, 1-chome, Shinbashi, Minato-ku
               Tokyo 105, Japan
               Attention:     Hideshi Nagata
                              Phone: (813) 3591 3271
                              Fax: (813) 3508 0816

Article 10 Entire Agreement & Official Language

1. Duplicate original copies of this Agreement shall be executed by the parties, with each party to receive a fully executed original, and either original shall be considered valid and legally binding.

2. This Agreement together with the ABT by and between BIJ and DKB sets forth the entire understanding of the parties with regard to the subject matter, and supersedes all other negotiations, prior discussions and prior agreements or understandings, whether written or oral, relating to the subject matter. To the extent that the provisions of the ABT are inconsistent with the provisions of this Agreement, this Agreement shall prevail. Article 3, Article 4 and Article 5 of the ABT are superseded entirely by the provisions of this Agreement.

IN WITNESS WHEREOF, BIJ and DKB execute this Agreement.

Beckman Instruments (Japan) Limited

By:       SEAL APPLIED
Name:     Taiji Nishimoto
Title:    President & Representative Director

The Dai-Ichi Kangyho Bank Limited

By:       SEAL APPLIED
Name:     Hideshi Nagata
Title:    Hibiya Branch General Manager